EXHIBIT 5.1

February 9, 2001

KPMG Consulting, Inc.
1676 International Drive
McLean, VA 22102

      Re: 5,000,000 Shares of Common Stock, $.01 par value per share

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by KPMG Consulting, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,000,000 shares of Common Stock, $.01 par value per share (the “Shares”) of the Company, in connection with the KPMG Consulting, Inc. 401(k) Plan (the “Plan”).

      We are familiar with the proceedings to date with respect to the Plan and the proposed issuance and sale of the Shares contemplated by the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

      Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.	Each Share that is newly issued will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act; (ii)

SIDLEY & AUSTIN	CHICAGO

KPMG Consulting, Inc.
February 9, 2001

such Share shall have been duly issued pursuant to the authorization of the Company’s Board of Directors or a duly authorized committee thereof, in the manner contemplated by the Plan; and (iii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

      We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement. In delivering this opinion letter, we have assumed, as to questions of fact, among other things, the accuracy of representations and the genuineness of documents and signatures given to or reviewed by us.

      This opinion letter is limited to the General Corporation Law of the State of Delaware.

      We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley & Austin